Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Release”) is entered into this 24th day of April, 2012 by and between Gary L. McBride (“Employee”) and Compressco Partners GP Inc., a Delaware corporation (“Employer”), and the general partner of Compressco Partners L.P. (“Compressco Partners”), as follows:

WHEREAS, Employee and Employer desire to resolve all issues relating to the employment of Employee by Employer.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Release, the parties agree as follows:

1.           Separation Payments and Conditions.

(a)       Employer and Employee hereby acknowledge, agree and confirm that the Employee’s employment with Employer shall be terminated effective October 5, 2012, unless sooner terminated by the Employee (which termination will occur upon written notice by the Employee or upon Employee’s acceptance of employment with any third party) or by Employer as herein provided (hereinafter the date of termination being referred to as the “Effective Termination Date”).  In consideration for Employee’s promises and undertakings contained herein, and provided that Employee does not revoke the Age Discrimination in Employment Act (“ADEA”) release contained in Paragraph 3 below, Employer will, subject to the provisions of Paragraph 1(b) and Paragraph 5(b) below, provide Employee the following separation benefits: (i) Employee will continue to be employed through the Effective Termination Date and Employer will pay to Employee Employee’s base salary in the amount of $6,942.31 paid bi-weekly, minus normal federal, state and local tax withholdings, during such continued employment period to be paid in accordance with Employer’s standard pay practices, (ii) Employee will continue to be eligible to participate in Employer’s group health and dental insurance benefit plans as an “inactive employee” until the Effective Termination Date, and (iii) Employee will continue to vest in all outstanding equity awards previously granted by TETRA Technologies, Inc. (“TETRA”) and Compressco Partners through the Effective Termination Date.  In addition to the foregoing and conditioned upon the Employee’s (i) execution and delivery of the Release Agreement attached hereto as Exhibit A (the “Subsequent Release Agreement”) upon the Effective Termination Date and (ii) non-revocation of the release of ADEA claims contained in the Subsequent Release Agreement, and subject to the provisions of Paragraph 1(b) and Paragraph 5(b) below, (x) all of Employee’s vested options previously granted by TETRA will, as of the date that is eight (8) days following the Effective Termination Date, continue to be exercisable for a period of two and one-half months after December 31, 2012, and (y) upon the date that is eight (8) days following the Effective Termination Date, all of Employee’s unvested Compressco Partners restricted unit awards as of the Effective Termination Date will become fully vested on that date. Employee acknowledges that he is not entitled to the separation benefits described in this Paragraph 1(a) except as a result of his execution of this Release, the Subsequent Release Agreement, as applicable, and his agreement to be bound by the terms and provisions contained herein and therein.

(b)       In the event Employee accepts employment with a third party prior to October 5, 2012, and Employee has not otherwise taken any action giving rise to Employer’s right to terminate Employee for “cause” (as herein defined), Employer will, subject to the Employee’s execution of the Subsequent Release Agreement upon the Effective Termination Date and non-revocation of the release of ADEA claims contained therein within seven (7) days thereafter, (i) pay Employee the remaining amount of Employee’s base salary through October 5, 2012, less legally required withholdings, in a lump sum payment within ten (10) days of the Effective Termination Date, and (ii) to the extent Employee is no longer eligible to participate in Employer’s group health and dental insurance benefit plans as an “inactive employee” after Employee has accepted such third-party employment, Employer shall comply with its COBRA obligations and upon written request of Employee, Employer shall waive or otherwise pay any contribution that would otherwise be required by the Employee for such COBRA benefits, but in no event to exceed ninety (90) days after the Effective Termination Date.  Employer agrees to provide written notice to its COBRA administrator within two (2) business days following the Effective Termination Date.  If Employee’s continuing employment is terminated for cause prior to October 5, 2012, Employee will no longer be entitled to receive any of the benefits provided in Paragraph 1(a) above.  For the avoidance of doubt, upon any termination for cause (i) any vested options previously granted by TETRA shall remain exercisable only for the applicable period following such termination as set forth in the respective plan and clause (x) in Paragraph 1(a) above shall no longer be effective, and (ii) any unvested restricted unit awards previously granted by Compressco Partners shall be automatically forfeited upon such termination and clause (y) in Paragraph 1(a) above shall no longer be effective.  In addition to the foregoing, if any time after the Effective Termination Date and prior to expiration of the extended exercise period provided in clause (x) in Paragraph 1(a) above, Employee revokes the release of the age discrimination claims contained in the Subsequent Release Agreement or breaches or violates any of the covenants and obligations contained in Paragraphs 4, 5 and 9 below, the extension of the exercise period for Employee’s vested TETRA options shall no longer be effective and such options shall remain exercisable only for the applicable period following the Effective Termination Date as set forth in the respective plan.  For purposes herein, “cause” shall be deemed to occur if Employee shall breach, violate any of the covenants and obligations contained in Paragraphs 4, 5 and 9 set forth below.

(c)       Notices shall be mailed to Employee’s address as follows:

3217 Silvercliffe Court
Edmond, Oklahoma 73012

The payments and other compensation in this Paragraph 1 shall be reported on a Form W-2 issued to Employee.  Said payments will be paid by automatic deposit to Employee’s account on file with Employer.  All notices to Employer shall be mailed to Ronald J. Foster, President, Compressco Partners GP, Inc., 101 Park Avenue, Suite 1200, Oklahoma City, OK 73102, with a copy to Linden Price, 24955 Interstate 45 North, The Woodlands, Texas 77380.  Either party may change their address for notice purposes by providing written notice thereof in accordance with the foregoing provisions.

2.           General Release.  Employee hereby fully, finally, and completely releases Employer, Compressco Partners, its predecessors, successors, subsidiaries, stockholders, parent and affiliates and the officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”), of and from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with, any facts or events occurring on or before the execution of this Release, if any, that he may have against Employer or any Released Parties, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Employer, or any predecessor or affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute, any breach of contract, any wrongful termination, or other tort or cause of action.  Employee confirms that this Release was not procured by fraud, nor signed under duress or coercion.  Further, Employee waives and releases Employer from any Claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding.  Employee understands and agrees that by signing this Release, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Employer or any Released Parties, and specifically agrees and covenants not to bring any legal action for any Claims released herein.  Excluded from this Release are claims arising after the date Employee signs this Release, including any such future claims arising out of Employer’s group health and dental insurance plans, the Compressco Partners, L.P. 2011 Long Term Incentive Plan, TETRA 2006 Equity Incentive Compensation Plan, TETRA 2007 Long Term Incentive Compensation Plan and the equity awards previously granted by TETRA or Compressco Partners to Employee thereunder.

3.           ADEA Release.  Employee hereby completely and forever releases and irrevocably discharges the Released Parties, of and from any and all Claims arising under the ADEA on or before the date Employee signs this Release, and hereby acknowledges and agrees that: (i) this Release was negotiated at arm’s length; (ii) this Release is worded in a manner that Employee fully understands; (iii) Employee specifically waives any rights or claims under the ADEA; (iv) Employee knowingly and voluntarily agrees to all of the terms set forth in the Release; (v) Employee acknowledges and understands that any claims under the ADEA that may arise after the date of this Release are not waived; (vi) the rights and claims waived in this Release are in exchange for consideration over and above anything to which Employee was already undisputedly entitled; (vii) Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release; (viii) Employee acknowledges that he received this Release on April 4, 2012, and Employee understands that he has been given a period of up to twenty-one (21) days from receipt of this Release to consider the release contained in this Paragraph 3 (the “ADEA Release”) prior to executing it; (ix) Employee acknowledges and agrees that any discussions between Employee and Employer concerning the terms of this Release and any change in the terms of this Release after April 4, 2012 shall not affect or restart such twenty-one (21) day consideration period; and (x) Employee understands that he has been given a period of seven (7) days from the date of the execution of this Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.  If Employee elects to revoke this ADEA Release, revocation must be in writing and presented to Ronald J. Foster, President, Compressco Partners GP, Inc., 101 Park Avenue, Suite 1200, Oklahoma City, OK 73102, within seven (7) days from the date of the execution of the Release.

4.           Confidentiality/Non-Disparagement.

(a)           Both Employer and Employee agree not to make any statements or otherwise do anything that will disparage or damage the reputation of the other party or their respective affiliates.  If Employer is contacted in the future by another employer or prospective employer concerning Employee’s employment with Employer or termination from employment, Employer shall give only a neutral job reference consisting of dates of employment and final job title with Employer.  If Employee is contacted by customers of Employer, or other inquiries as to why he left Employer, Employee will say that he has chosen to seek other employment opportunities.

(b)     Employee agrees not to use or divulge to any other person or entity any confidential or proprietary information that was previously received or developed by Employee during his employment by Employer and its predecessors.

(c)           Employee further agrees that for a period of two (2) years following the Effective Termination Date, Employee will not, directly, (i) on Employee’s own behalf or on behalf of any other person or entity, solicit, encourage, induce or attempt to solicit, encourage, or induce anyone employed within the six month period prior to that time by Employer, Compressco Partners and/or TETRA to cease or leave their employment with any of the foregoing parties to work in any capacity for a competitor of Compressco Partners or TETRA or any other employer in the same or similar capacity as such employee worked for Employer, Compressco Partner and/or TETRA during the eighteen (18) months preceding the Effective Termination Date (any such competitor or other employer being referred to herein as a “Restricted Employer”), or (ii) hire, on Employee’s own behalf or on behalf of any Restricted Employer, anyone who has been employed by Employer, Compressco Partners and/or TETRA within the six month period prior to that time.  The foregoing provisions of this Paragraph 4(c) shall be restricted to the States of Oklahoma and Texas.

5.           Current and Continuing Obligations.

(a)           Nothing in this Release shall be deemed to affect or relieve Employee from the following continuing obligations: (i) Paragraphs 6 (which shall be applicable during the period of Employee’s continued employment by Employer), 7 and 8 of the TETRA Employment Agreement executed by Employee on July 22, 2008; (ii) Sections 6(a), 6(b), 6(d), 8(a), 8(b) and 10 of the Employment and Noncompetition Agreement dated June 21, 2004 between Employee and Compressco, Inc.; and (iii) the obligations of Employer with respect to any equity awards previously granted to Employee by TETRA and Compressco Partners.  Employee further acknowledges that as a condition of his employment with Employer, Employee agreed to comply with Employer’s and TETRA’s policies regarding Conflicts of Interest and Confidential Information.  Employee acknowledges that much of Employer’s and TETRA’s confidential financial data, strategic plans, manufacturing and process technologies, supplier and customer information and lists, pricing, information technology infrastructure and related data to which Employee was provided or given access during his employment are considered proprietary and/or trade secrets and Employee is obligated to keep all such information (hereinafter “Confidential Information”) confidential during and after the end of his employment with Employer or its affiliates.

(b)           Employee's entitlement to the separation benefits referenced in Paragraph 1 is expressly contingent on Employee's strict compliance with the obligations contained in this Paragraph 5 and Paragraphs 4 and 9 herein.  Employee acknowledges and reaffirms these obligations to Employer and further acknowledges that this reaffirmation is material to this Release.

6.           No Oral Modification.  This Release cannot be modified orally and can only be modified through a written document signed by all parties.

7.           Severability.  If any provision contained in this Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

8.           Reinstatement.  Employee acknowledges and agrees that by execution of this Release, he waives all rights or claims for reinstatement of employment with Employer and its Affiliates.

9.           Return of Property.  Employee acknowledges that all property of the Employer and its affiliates in Employee’s possession or control including, without limitation, documents, files, records, manuals, handbooks, client and customer lists and information, manuals, maintenance manuals, and other documentation and information (whether in paper or electronic form) relating to the business of the Employer or any affiliate, and any and all equipment, computers, digital data storage devices and the like furnished to Employee in connection with his employment with Employer (collectively, “Recipient Materials”) shall at all times be the property of Employer.  Employee shall return to Employer all Recipient Materials and any copies thereof which to Employee’s knowledge are in his possession, custody or control, including Recipient Materials retained by Employee in his office or at his home, within 3 business days of any request by Employer. In the event that Employee has electronic version(s) of Recipient Materials in his possession, Employee will return a copy of the electronic version of Recipient Materials and delete all copies of the electronic version(s) of Recipient Materials in his possession.  Further, if Employee discovers Recipient Materials after the 3 business days have passed, he will immediately return all copies to Employer and delete any electronic version(s) of the Recipient Materials.  In addition, Employee acknowledges that he will keep strictly confidential all Confidential Information of the Employer that he had access to while employed by Employer and agrees not to use or disclose such Confidential Information without Employer’s prior written permission.

10.           Arbitration.  The parties agree that any unresolved legal  dispute between them that involves legal rights or remedies arising from this Agreement shall be settled solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Oklahoma City, Oklahoma, and any judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by either party of the other's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA.  The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.  Unless otherwise awarded by the arbitrator, the costs of the arbitration will be borne equally by the parties.  This Paragraph is intended to be subject to and enforceable under the provisions of the Federal Arbitration Act.  For purposes of this Paragraph 10, Employee’s notice of desire to arbitrate must be in writing and presented to Ronald J. Foster,  President, Compressco Partners GP, Inc. 101 Park Avenue, Suite 1200, Oklahoma City, OK 73102, and Employer’s notice of desire to arbitrate must be in writing and presented to Employee at the address set forth on the signature page below.

11.           Miscellaneous.   The parties hereto agree that each party shall pay its respective costs, including attorney's fees, if any, associated with this Release.

12.           Choice of Law/Venue.  This Release shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Oklahoma, without giving effect to any principles of conflicts of law.

13.           Fully Understood/Sufficiency of Benefits.  By signing this Release, Employee acknowledges and affirms that he has read and understands the foregoing Release, had the ability to consult with counsel, agreed to the terms of the Release, and acknowledges receipt of a copy of the Release.  Employee also hereby acknowledges and affirms the sufficiency of the benefits recited therein.  Employee further acknowledges that upon receipt of the benefits in accordance with the terms and conditions set forth herein, Employee shall not be entitled to any further payment, compensation or remuneration of any kind from the Employer, with respect to Employee’s employment with the Employer or otherwise.

14.           Entire Agreement.  This Release sets forth the entire agreement between Employer and Employee with respect to the termination of Employee’s employment with Employer and supersedes and replaces any and all prior oral or written agreements or understandings concerning any severance payment and benefits otherwise payable upon Employee’s termination of employment.  Employee agrees that this Release resolves all outstanding issues arising from Employee’s first contact with Employer (or its predecessor) to the date of Employee’s signing of this Release, and that, other than the payments and other compensation payable in accordance with the terms and conditions set forth herein, Employee will not receive anything further from Employer.

COMPRESSCO PARTNERS GP INC. By: /s/Ronald J. Foster Its: President Date: 4/25/2012	GARY L. MCBRIDE /s/Gary L. McBride Date: 4-24-12 Address: 3217 Silvercliffe Court Edmond, Oklahoma 73012

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is entered into by and between Gary L. McBride (“Employee”) and Compressco Partners G.P. Inc. (“Employer”), as follows:

WHEREAS, Employee and Employer have entered into that certain Separation and Release Agreement (the “Separation Agreement”) dated April 24, 2012 which sets forth certain covenants and agreements between the parties relating to Employer’s resignation and resulting termination of employment including, without limitation, certain payments and benefits to be provided by Employer to Employee; and

WHEREAS, the Separation Agreement contemplates that Employee will execute and deliver to Employer this Release Agreement upon the Effective Termination Date (as defined in the Separation Agreement) and the Employee and Employer desire to execute this Release Agreement to resolve all issues relating to the employment of Employee by Employer.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Separation Agreement, the parties agree as follows:

1.           Definitions.  All capitalized terms not otherwise defined in this Release Agreement shall have the meaning ascribed thereto in the Separation Agreement.

2.           Separation Payments and Conditions.

(a)       Employee and Employer acknowledge and agree that the Effective Termination Date is _______________, 2012.

(b)       Subject to the terms and conditions of the Separation Agreement, including Employer’s execution and delivery of this Release Agreement and non-revocation of the ADEA Release contained herein, Employer agrees that (i) all of the Employer’s vested options previously granted by TETRA will, as of the date that is eight (8) days following the Effective Termination Date, continue to be exercisable for a period of two and one-half months after December 31, 2012, and (ii) upon the date that is eight (8) days following the Effective Termination Date, all of the Employee’s unvested Compressco Partners restricted unit awards as of the Effective Termination Date will become fully vested on that date.

3.           General Release.  In consideration of the benefits set forth herein and in the Separation Agreement, Employee hereby fully, finally, and completely releases Employer, its predecessors, successors, subsidiaries, stockholders, parent and affiliates and the officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”), of and from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with, any facts or events occurring on or before the execution of this Release Agreement, if any, that he may have against Employer or any Released Parties, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Employer, or any predecessor or affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute, any breach of contract, any wrongful termination, or other tort or cause of action.  Employee confirms that this Release Agreement was not procured by fraud, nor signed under duress or coercion.  Further, Employee waives and releases Employer from any Claims that this Release Agreement was procured by fraud or signed under duress or coercion so as to make the Release Agreement not binding.  Employee understands and agrees that by signing this Release Agreement, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Employer or any Released Parties, and specifically agrees and covenants not to bring any legal action for any Claims released herein.  Excluded from this Release Agreement are claims arising after the date Employee signs this Release Agreement, including any such future claims arising out of Employer’s group health and dental insurance plans, the Compressco Partners, L.P. 2011 Long Term Incentive Plan, TETRA 2006 Equity Incentive Compensation Plan, TETRA 2007 Long Term Incentive Compensation Plan and the equity awards previously granted by TETRA or Compressco Partners to Employee thereunder.

4.           ADEA Release.  Employee hereby completely and forever releases and irrevocably discharges the Released Parties, of and from any and all Claims arising under the Age Discrimination in Employment Act (“ADEA”) on or before the date Employee signs this Release Agreement, and hereby acknowledges and agrees that: (i) this Release Agreement was negotiated at arm’s length; (ii) this Release Agreement is worded in a manner that Employee fully understands; (iii) Employee specifically waives any rights or claims under the ADEA; (iv) Employee knowingly and voluntarily agrees to all of the terms set forth in the Release Agreement; (v) Employee acknowledges and understands that any claims under the ADEA that may arise after the date of this Release Agreement are not waived; (vi) the rights and claims waived in this Release Agreement are in exchange for consideration over and above anything to which Employee was already undisputedly entitled; (vii) Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement; (viii) Employee acknowledges that he received this Release Agreement on ________________, 2012, and Employee understands that he has been given a period of up to twenty-one (21) days from receipt of this Release Agreement to consider the release contained in this Paragraph 4 (the “ADEA Release”) prior to executing it; (ix) Employee acknowledges and agrees that any discussions between Employee and Employer concerning the terms of this Release Agreement and any change in the terms of this Release Agreement shall not affect or restart such twenty-one (21) day consideration period; and (x) Employee understands that he has been given a period of seven (7) days from the date of the execution of this Release Agreement to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.  If Employee elects to revoke this ADEA Release, revocation must be in writing and presented to

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Ronald J. Foster, President, Compressco Partners GP, Inc., 101 Park Avenue, Suite 1200, Oklahoma City, OK 73102, within seven (7) days from the date of the execution of the Release Agreement.

5.           Miscellaneous.  This Release Agreement is being executed and delivered pursuant to the terms and provisions of the Separation Agreement and shall not affect or diminish any of the rights and obligations of the parties thereunder which shall continue to be effective and survive the execution of this Release Agreement.  This Release Agreement shall be subject to the terms and provisions of Paragraphs 6, 7, 10, 11, 12 and 13 of the Separation Agreement which are incorporated herein, mutatis mutandis.

COMPRESSCO PARTNERS GP INC. By: _______________________________ Its: _______________________________ Date: _____________________________	GARY L. MCBRIDE ________________________________ Date: __________________________ Address: ________________________ ________________________

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